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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
INTERLINQ Software Corporation:


We consent to incorporation by reference in the registration statements (No. 33-63388 and 333-4558) on Form S-8 of INTERLINQ Software Corporation of our report dated August 1, 1997, relating to the balance sheets of INTERLINQ Software Corporation as of June 30, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows and the related financial statement schedule for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 annual report on Form 10-K.


/s/  KPMG Peat Marwick LLP


Seattle, Washington
September 26, 1997



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